CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee
7.625% Senior Notes due 2021	$360,500,000	$41,313(1)

(1)	The filing fee of $41,313 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-161562

Prospectus Supplement

March 8, 2012

(To Prospectus dated August 26, 2009)

$350,000,000

Genworth Financial, Inc.

7.625% Senior Notes due 2021

We are offering $350 million aggregate principal amount of our 7.625% senior notes due 2021 (the “new notes”). The new notes are being offered as additional debt securities under an indenture, as supplemented from time to time, pursuant to which we have previously issued $400 million aggregate principal amount of our 7.625% senior notes due 2021 (the “existing notes”). As used herein, the term “notes” refers to both the new notes and the existing notes. The new notes will be treated as a single series with the existing notes and will have the same terms as the existing notes. The new notes will vote as one class with the existing notes under the indenture governing the notes.

Interest on the new notes will be payable semi-annually on March 24 and September 24 of each year, beginning on March 24, 2012. Interest on the new notes will accrue from September 24, 2011. The new notes will mature on September 24, 2021. We may redeem some or all of the notes at any time before maturity at the “make-whole” price discussed under the caption “Description of the Notes—Optional Redemption.”

The new notes will be our senior unsecured obligations and rank equally with all of our other unsecured senior debt from time to time outstanding, including the existing notes.

The new notes will not be listed on any exchange or quoted on any automated dealer quotation system.

Investing in the new notes involves risks. See “Supplemental Risk Factors” beginning on page S-5 herein, and “Item 1A. Risk Factors” in our Annual Report on Form 10-K, filed on February 27, 2012, which is incorporated by reference herein, for a discussion of factors you should consider carefully before investing in the new notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per New Note	Total
Price to public (1)	103.000%	$360,500,000
Underwriting discounts	0.650%	$2,275,000
Proceeds to Genworth (before expenses) (1)	102.350%	$358,225,000

(1)	Plus accrued interest from September 24, 2011 of $12,528,299.

The underwriters expect to deliver the new notes in book-entry form only through the facilities of The Depository Trust Company, Clearstream or the Euroclear System on or about March 13, 2012.

Joint Book-Running Managers

Credit Suisse	Deutsche Bank Securities

Goldman, Sachs & Co.	UBS Investment Bank

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of this offering or the new notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The underwriters are offering to sell, and are seeking offers to buy, the new notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the new notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the new notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the items identified under “Supplemental Risk Factors” in this prospectus supplement and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on February 27, 2012, which is incorporated by reference herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

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SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Genworth” and the “Company” refer to Genworth Financial, Inc. and its subsidiaries.

Genworth Financial, Inc.

Genworth Financial, Inc. is a leading financial security company dedicated to providing insurance, wealth management, investment and financial solutions to more than 15 million customers, with a presence in more than 25 countries. We are headquartered in Richmond, Virginia and have approximately 6,400 employees.

Beginning in the fourth quarter of 2011, we changed our operating business segments to better align our businesses. Under the new structure, we operate through three divisions: Insurance and Wealth Management, Mortgage Insurance and Corporate and Runoff. Under these divisions, there are six operating business segments. The Insurance and Wealth Management Division includes the following operating business segments: U.S. Life Insurance (which includes our life insurance, long-term care insurance and fixed annuities businesses), International Protection (which includes our lifestyle protection insurance business) and Wealth Management. The Mortgage Insurance Division includes the following operating business segments: International Mortgage Insurance and U.S. Mortgage Insurance. The Corporate and Runoff Division includes the Runoff segment and Corporate and Other activities. The Runoff segment includes the results of non-strategic products which are no longer actively sold. These changes allow us to sharpen our focus on common aspects within each group of businesses while taking advantage of current financial synergies. Financial information has been updated for all periods to reflect the reorganized segment reporting structure. The following discussion reflects our reorganized operating segments:

•

U.S. Life Insurance. We offer and manage a variety of insurance and fixed annuity products. Our primary insurance products include life and long-term care insurance. For the year ended December 31, 2011, our U.S. Life Insurance segment’s net income available to Genworth Financial, Inc.’s common stockholders and net operating income available to Genworth Financial, Inc.’s common stockholders were $432 million and $462 million, respectively.

•

International Protection. We are a leading provider of payment protection coverages (referred to as lifestyle protection) in multiple European countries. Our lifestyle protection insurance products primarily help consumers meet specified payment obligations should they become unable to pay due to accident, illness, involuntary unemployment, disability or death. For the year ended December 31, 2011, our International Protection segment’s net income available to Genworth Financial, Inc.’s common stockholders and net operating income available to Genworth Financial, Inc.’s common stockholders were $93 million and $94 million, respectively.

•

Wealth Management. We offer and manage a variety of wealth management products that include managed account programs together with advisor support and financial planning services. For the year ended December 31, 2011, our Wealth Management segment’s net income available to Genworth Financial, Inc.’s common stockholders and net operating income available to Genworth Financial, Inc.’s common stockholders were both $47 million.

•

International Mortgage Insurance. We are a leading provider of mortgage insurance products and related services in Canada, Australia, Mexico and multiple European countries. Our products predominantly insure prime-based, individually underwritten residential mortgage loans, also known as flow mortgage insurance. On a limited basis, we also provide mortgage insurance on a structured, or bulk, basis that aids in the sale of mortgages to the capital markets and helps lenders manage capital and risk. Additionally, we offer services, analytical tools and technology that enable lenders to operate efficiently and manage risk. For the year ended December 31, 2011, our International Mortgage Insurance segment’s net income available to Genworth Financial, Inc.’s common stockholders and net operating income available to Genworth Financial, Inc.’s common stockholders were $357 million and $332 million, respectively.

•

U.S. Mortgage Insurance. In the United States, we offer mortgage insurance products predominantly insuring prime-based, individually underwritten residential mortgage loans, also known as flow mortgage insurance. We selectively provide mortgage insurance on a bulk basis with essentially all of our bulk writings prime-based. Additionally, we offer services, analytical tools and technology that enable lenders to operate efficiently and manage risk. For the year ended December 31, 2011, our U.S. Mortgage Insurance segment’s net loss available to Genworth Financial, Inc.’s common stockholders and net operating loss available to Genworth Financial, Inc.’s common stockholders were $477 million and $507 million, respectively.

•

Runoff. The Runoff segment includes the results of non-strategic products which are no longer actively sold. Our non-strategic products include our variable annuity, variable life insurance, institutional, corporate-owned life insurance and Medicare supplement insurance products. Institutional products consist of: funding agreements, funding agreements backing notes (“FABNs”) and guaranteed investment contracts (“GICs”). In January 2011, we discontinued new sales of retail and group variable annuities while continuing to service our existing blocks of business. Effective October 1, 2011, we completed the sale of our Medicare supplement insurance business. For the year ended December 31, 2011, our Runoff segment’s net loss available to Genworth Financial, Inc.’s common stockholders was $53 million and net operating income available to Genworth Financial, Inc.’s common stockholders was $25 million.

We also have Corporate and Other activities which include debt financing expenses that are incurred at our holding company level, unallocated corporate income and expenses, eliminations of inter-segment transactions and the results of other non-core businesses that are managed outside of our operating segments. For the year ended December 31, 2011, Corporate and Other activities had a net loss available to Genworth Financial, Inc.’s common stockholders and a net operating loss available to Genworth Financial, Inc.’s common stockholders of $277 million and $239 million, respectively

We had $16.5 billion of total Genworth Financial, Inc.’s stockholders’ equity and $114.3 billion of total assets as of December 31, 2011. For the year ended December 31, 2011, our revenues were $10.3 billion and we had net income available to Genworth Financial, Inc.’s common stockholders of $122 million.

Our principal executive offices are located at 6620 West Broad Street, Richmond, Virginia 23230. Our telephone number at that address is (804) 281-6000. We maintain a variety of websites to communicate with our distributors, customers and investors and to provide information about various insurance and investment products to the general public. None of the information on our websites is part of this prospectus.

The Offering

Issuer	Genworth Financial, Inc.

Securities Offered	$350,000,000 aggregate principal amount of 7.625% senior notes due 2021.

The new notes are being offered as additional debt securities under an indenture, as supplemented from time to time, pursuant to which we have previously issued $400 million aggregate principal amount of our 7.625% senior notes due 2021.

The new notes will vote as one class with the existing notes under the indenture governing the notes.

Maturity Date	September 24, 2021.

Interest	Interest on the new notes will accrue from September 24, 2011 at a rate of 7.625% per year and will be payable semi-annually on March 24 and September 24 of each year, beginning on March 24, 2012.

Ranking	The notes will rank equally with all of our other unsecured and unsubordinated obligations. The notes will not be obligations of, or guaranteed by, any of our subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of December 31, 2011, our subsidiaries had outstanding $91,351 million of total liabilities, including $3,817 million of debt (excluding, in each case, intercompany liabilities). The indenture does not limit our ability, or the ability of our subsidiaries, to issue or incur other debt or issue preferred stock. As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to meet our obligations, including our obligations to pay interest on the notes. See “Risk Factors—Risk Relating to Our Businesses—As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to pay dividends and to meet our obligations” in “Item 1A. Risk Factors” in our Annual Report on Form 10-K, filed on February 27, 2012, which is incorporated by reference herein, and “Description of the Notes” in this prospectus supplement.

Optional Redemption

We may redeem all or a portion of the notes at any time, at our option, at the “make-whole” redemption price equal to the greater of (1) 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption and (2) the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (not including any portion of the payments of interest accrued as of the date of redemption) discounted to the redemption date, on a semi-annual basis, at the treasury rate plus 50 basis points, plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of the Notes—Optional Redemption” in this prospectus supplement.

Sinking Fund	None.

Denominations	The new notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Form of Notes	The new notes will be issued as fully registered notes, represented by one or more global notes deposited with or on behalf of The Depository Trust Company, or DTC. Investors may elect to hold interests in the global notes through any of DTC, Clearstream or the Euroclear System.

Further Issuances	We may from time to time, without the consent of the holders of the notes, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes having similar terms, together with the notes, will constitute a single series of debt securities under the indenture and will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement.

Use of Proceeds	The net proceeds from the offering will be approximately $358 million (plus accrued interest of $12.5 million). We intend to use the net proceeds from this offering for general corporate purposes, including increasing liquidity at the Genworth holding company level. See “Use of Proceeds” in this prospectus supplement.

Risk Factors	Your investment in the new notes will involve risks. You should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to this offering filed by us with the SEC and the documents incorporated by reference herein and, in particular, you should evaluate the specific factors set forth in the section of this prospectus supplement entitled “Supplemental Risk Factors” and the section entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K, filed on February 27, 2012, which is incorporated by reference herein, before deciding whether to purchase any new notes in this offering.

Listing	The notes will not be listed on any exchange or quoted on any automated dealer quotation system.

Governing Law	The notes will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

SUPPLEMENTAL RISK FACTORS

You should carefully consider the supplemental risks described below in addition to the risks described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K, filed on February 27, 2012, which is incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before investing in the new notes. You could lose part or all of your investment.

There are no financial covenants in the indenture.

Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

There are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of the Notes—Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants.”

The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.

We are a holding company and conduct substantially all of our operations through subsidiaries. However, the notes will be obligations exclusively of Genworth Financial, Inc. and will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of December 31, 2011, our subsidiaries had outstanding $91,351 million of total liabilities, including $3,817 million of debt (excluding, in each case, intercompany liabilities).

An active trading market for the notes may not continue.

We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. The underwriters currently make a market in the existing notes and have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. We cannot provide you with any assurance regarding whether a trading market for the notes will continue, the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. If no active trading market continues, you may be unable to resell your notes at any price or at their fair market value.

The price of the notes will fluctuate.

Debt markets in general, and the price of our debt securities in particular, have experienced significant price and volume volatility since late 2008. The market price and volume of our debt securities may continue to be subject to significant fluctuations due not only to general debt and equity market conditions but also to changes in sentiment in the market regarding our industry generally, as well as our operations, business prospects, liquidity and capital positions. The price and volume volatility of our debt securities may be affected by, among other things:

•	our financial performance and condition and future prospects;

•	operating results for current and future periods that vary from the expectations of securities analysts and investors;

•	operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•

changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, availability of credit, equity prices and the value of financial assets;

•	prevailing interest rates being paid by other companies similar to us;

•	rating agency announcements or actions with respect to the ratings of our company and our subsidiaries;

•	changes in laws and regulations affecting our business;

•	market prices for our debt and equity securities; and

•	other matters discussed elsewhere in “Supplemental Risk Factors” and “Item 1A. Risk Factors” in our Annual Report on Form 10-K, filed on February 27, 2012, which is incorporated by reference herein.

Volatility in the debt and equity markets and a decrease in the market price of our debt securities also could make it difficult for us to raise capital.

A downgrade or a potential downgrade in our financial strength or credit ratings could result in a loss of business and adversely affect our financial condition and results of operations and adversely affect our cost of borrowing and the market price of the notes.

Rating agencies continually review their ratings for the companies that they follow, including our company and our subsidiaries.

Financial strength ratings, which various rating agencies publish as measures of an insurance company’s ability to meet contractholder and policyholder obligations, are important to maintaining public confidence in our products, the ability to market our products and our competitive position. Credit ratings, which rating agencies publish as measures of an entity’s ability to repay its indebtedness, are important to our ability to raise capital through the issuance of debt and to the cost of such financing. Credit ratings also affect the market prices of our debt securities, including the notes.

Following the release of our results of operations for the year ended December 31, 2010, Moody’s Investors Service (“Moody’s”) announced that it had placed the Company’s debt ratings (and those of certain financing entities) and the financial strength ratings of our principal life insurance subsidiaries, our principal U.S. mortgage insurance subsidiary (and its supported affiliates) and our principal Australian mortgage insurance subsidiary on review for possible downgrade in the short-term. In May 2011, Moody’s confirmed the Company’s debt ratings and the financial strength ratings of our principal life insurance subsidiaries and our principal Australian mortgage insurance subsidiary but downgraded our principal U.S. mortgage insurance subsidiary (and its supported affiliates). Moody’s further noted that the outlook on the Company and all of its affiliates was negative. On March 6, 2012, Moody’s confirmed the Company’s debt ratings and the financial strength ratings of our principal life insurance subsidiaries and noted that the outlook on the Company and all of its affiliates continues to remain negative. It is Moody’s policy to resolve any negative outlook in the medium term, and therefore we believe it will be resolved or updated in the near term. We cannot be certain when Moody’s will complete its review or what action, if any, it may take with respect to the ratings of or outlook on the Company or any of its affiliates.

A ratings downgrade could occur for a variety of reasons, including reasons specifically related to our company or our subsidiaries, generally related to our industry or the broader financial services industry or as a result of changes by the rating agencies in their methodologies or rating criteria. Uncertainties regarding the ratings of our Company or our subsidiaries, or any announcements that the ratings of our Company or our subsidiaries have been downgraded or are under review for possible downgrade, could result in a loss of business and adversely affect our financial condition and results of operations and adversely affect our cost of borrowing and the market price of the notes.

Adverse market or other conditions might delay or impede the planned initial public offering of our mortgage insurance business in Australia.

On November 3, 2011, we announced our plan to sell a minority position of up to 40% of our Australian mortgage insurance business through an initial public offering (“IPO”) in Australia during 2012. While we expect this transaction is achievable, the timing depends on regulatory reviews and market conditions (including valuation considerations). There can be no assurance that this transaction can be executed within the targeted timeframe or on the desired terms.

The information in this prospectus supplement concerning the IPO securities is not an offer to sell, or a solicitation of an offer to buy, any securities. The IPO securities referred to in this prospectus supplement have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933. If an offer of IPO securities that requires disclosure in Australia is made, a disclosure document for the offer will be prepared at that time. Any person who wishes to apply to acquire IPO securities will need to complete the application form that will be in or will accompany the disclosure document. In addition, the information in this prospectus supplement concerning the IPO securities is not intended for public distribution in Australia.

USE OF PROCEEDS

The net proceeds from the offering will be approximately $358 million (plus accrued interest of $12.5 million). We intend to use the net proceeds from this offering for general corporate purposes, including increasing liquidity at the Genworth holding company level.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2011 on a historical basis and as adjusted to give effect to the sale of the $350 million principal amount of new notes offered hereby and the application of the net proceeds of that sale as described under “Use of Proceeds.”

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K, filed on February 27, 2012, which is incorporated by reference herein.

	December 31, 2011
(Amounts in millions, except per share amounts)	Historical	As adjusted
Cash and cash equivalents	$4,488	$4,859

Borrowings and other obligations:
Long-term borrowings (1):
Senior notes	$3,985	$3,985
Senior notes offered hereby (face amount)	—	350
Junior subordinated notes	741	741

Total long-term borrowings	4,726	5,076
Non-recourse funding obligations (1)	3,256	3,256
Borrowings related to securitization entities (2)	396	396

Total borrowings and other obligations	8,378	8,728

Stockholders’ equity:
Class A Common Stock, $0.001 par value; 1.5 billion shares authorized; 579 million shares issued and 491 million shares outstanding	1	1
Additional paid-in capital	12,124	12,124
Accumulated other comprehensive income (loss)	4,021	4,021
Retained earnings	3,095	3,095
Treasury stock, at cost (88 million shares)	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	16,541	16,541

Total capitalization	$24,919	$25,269

(1)	For a description of our long-term borrowings and non-recourse funding obligations, see note 13 to our consolidated financial statements included in our Annual Report on Form 10-K, filed on February 27, 2012, which is incorporated by reference herein.

(2)	For a description of our borrowings related to securitization entities, see note 18 to our consolidated financial statements included in our Annual Report on Form 10-K, filed on February 27, 2012, which is incorporated by reference herein.

RATIO OF INCOME TO FIXED CHARGES

For purposes of determining the ratio of income to fixed charges, “income” consists of income from continuing operations before taxes and accounting changes plus fixed charges from continuing and discontinued operations. “Fixed charges” consist of (1) interest expense on short-term and long-term borrowings and contract adjustment payments on our 6.00% Equity Units (until 2007) and (2) the portion of operating leases that are representative of the interest factor.

The following table sets forth our ratio of income to fixed charges for the periods indicated.

	Years ended December 31,
	2011	2010	2009	2008	2007
Ratio of income (loss) to fixed charges (including interest credited to investment contractholders)	1.09	0.91	0.37	0.47	1.78
Ratio of income (loss) to fixed charges (excluding interest credited to investment contractholders) (1)	1.24	0.74	(1.16)	(0.93)	4.24

(1)	For the years ended December 31, 2010, 2009 and 2008, our deficiency in income necessary to cover fixed charges was $123 million, $879 million and $942 million, respectively.

DESCRIPTION OF THE NOTES

The descriptions in this prospectus supplement contain a description of the material terms of the notes and the indenture but do not purport to be complete. Reference is hereby made to the indenture, the first supplemental indenture, the second supplemental indenture, the third supplemental indenture, the fourth supplemental indenture, the fifth supplemental indenture, the sixth supplemental indenture, the seventh supplemental indenture, the eighth supplemental indenture and the form of note that are or will be filed as exhibits to the registration statement of which this prospectus supplement forms a part and to the Trust Indenture Act. References to “we,” “us” and “our” in the following description refer only to Genworth Financial, Inc. and not any of its subsidiaries.

General

We previously issued $400 million aggregate principal amount of our 7.625% senior notes due 2021 (the “existing notes”) under an indenture, as heretofore supplemented, dated as of June 15, 2004, between us and The Bank of New York Mellon Trust Company, N.A. (successor to JPMorgan Chase Bank), as trustee. We refer to the indenture, as so supplemented, as the indenture. We will issue $350 million aggregate principal amount of 7.625% senior notes due 2021 (the “new notes”) under the indenture in this offering. As used herein, the term “notes” refers to both the new notes and the existing notes. The new notes will constitute “additional Securities” as such term is used in the indenture. The trustee will initially be the security registrar and paying agent for the notes.

On June 15, 2004, we issued $1.9 billion aggregate principal amount of notes under the indenture, consisting of $500 million aggregate principal amount of LIBOR floating rate notes due 2007, $500 million aggregate principal amount of 4.750% notes due 2009, $600 million aggregate principal amount of 5.750% notes due 2014 and $300 million aggregate principal amount of 6.500% notes due 2034. On September 19, 2005, we issued $350 million aggregate principal amount of 4.950% notes due 2015. On June 12, 2007, we issued $350 million aggregate principal amount of 5.650% notes due 2012. On May 22, 2008, we issued $600 million aggregate principal amount of 6.515% notes due 2018. On December 8, 2009, we issued $300 million aggregate principal amount of 8.625% notes due 2016. On June 24, 2010, we issued $400 million aggregate principal amount of 7.700% notes due 2020. On November 22, 2010, we issued $400 million aggregate principal amount of 7.20% notes due 2021. On March 25, 2011, we issued $400 million aggregate principal amount of 7.625% notes due 2021. We are now issuing $350 million aggregate principal amount of 7.625% notes due 2021.

When we use the term “business day,” we mean any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

The notes will mature at par on September 24, 2021. Interest on the new notes will accrue from September 24, 2011 and is payable semiannually in arrears on March 24 and September 24 of each year, beginning on March 24, 2012, to the persons in whose names such notes are registered at the close of business on the March 9 or September 9 (whether or not a business day), respectively, prior to each interest payment date at the annual rate of 7.625%; provided that the interest due on redemption or at maturity (whether or not an interest payment date) will be paid to the person to whom principal is payable.

For any full semi-annual period in respect of the notes, the amount of interest will be calculated on the basis of a 360-day year of twelve 30-day months. For any period shorter than a full semi-annual period the amount of interest will be calculated on the basis of a 30-day month, and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month.

If an interest payment date for the notes falls on a date that is not a business day (as defined above), then interest will be paid on the next day that is a business day, and no interest on such payment will accrue for the period from and after such interest payment date. If a redemption date or the maturity date for any note falls on a date that is not a business day, the related payments of principal, premium, if any, and interest may be made on the next succeeding business day, and no additional interest will accrue on the amount payable for the period from and after the redemption date or maturity date.

The new notes will not be entitled to the benefit of any sinking funds.

The new notes will be issued as fully registered notes (to be deposited with the depositary or its custodian) and in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

In addition to the notes, we may issue from time to time other series of debt securities under the indenture consisting of debentures, notes or other unsecured, unsubordinated evidences of indebtedness, but such other series will be separate from and independent of the notes. The indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether subordinated or unsubordinated) which we may incur.

We may from time to time, without the consent of the holders of the notes, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes having similar terms, together with the notes, will constitute a single series of debt securities under the indenture and will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement. No additional such notes may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which such notes are a part.

We will designate and maintain an office or agency in the Borough of Manhattan, the City of New York where we will pay the principal and premium, if any, on the notes and you may present the notes for registration of transfer and exchange. We have designated the office of the trustee located at 101 Barclay Street, New York, New York 10286 for this purpose.

Ranking

The notes will be our direct, senior unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future senior unsecured debt, including the existing notes.

We are a holding company and conduct substantially all of our operations through subsidiaries. However, the notes will be obligations exclusively of Genworth Financial, Inc. and will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of December 31, 2011, our subsidiaries had outstanding $91,351 million of total liabilities, including $3,817 million of debt (excluding, in each case, intercompany liabilities).

As a holding company, dividends from our subsidiaries and permitted payments to us under our tax sharing arrangements with our subsidiaries will be our principal sources of cash to pay principal and interest on the notes and meet our other obligations. The payment of dividends and other distributions to us by our insurance subsidiaries is regulated by insurance laws and regulations. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. The ability of our insurance subsidiaries to pay dividends to us is also subject to various conditions imposed by the rating agencies for the subsidiaries to maintain their ratings. Our subsidiaries have no obligation to pay any amounts due on the notes.

As of December 31, 2011, we had outstanding $4,165 million of unsecured and unsubordinated debt at the parent company level. The indenture does not limit our ability to incur senior, subordinated or secured debt, or our ability, or that of any of our existing or future subsidiaries, to incur other indebtedness and other liabilities or issue preferred stock.

Optional Redemption

We may redeem all or a portion of the notes at our option at any time or from time to time as set forth below. We will mail notice of such redemption to the registered holders of the notes to be redeemed at least 30 days and not more than 60 days prior to the redemption date. We may redeem such notes at a redemption price equal to the greater of:

•	100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date; and

•

the sum of the present values of the remaining scheduled payments of principal and interest in respect of the notes being redeemed (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations or, if only one such Quotation is obtained, such Quotation.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by us, which may be one of the Reference Treasury Dealers.

“Reference Treasury Dealer” means each of (1) Deutsche Bank Securities Inc. and Goldman, Sachs & Co. and their respective successors, provided that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), (2) if the period from the redemption date to the maturity date of the notes to be redeemed is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used, or (3) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by us on the third business day preceding the redemption date. The trustee shall not be responsible for any such calculation.

Events of Default

Any of the following events will constitute an event of default under the indenture with respect to the notes:

•	failure to pay interest on the notes for thirty days past the applicable due date;

•	failure to pay the principal amount of, or premium, if any, on the notes when due (whether at maturity or otherwise);

•

failure to observe or perform any other covenant or agreement in the indenture, which continues for 60 days after written notice from the trustee or holders of at least 25% of the outstanding principal amount of the notes as provided in the indenture;

•

acceleration of more than $100 million of our indebtedness for borrowed money by the terms thereof if the acceleration is not rescinded or annulled within 10 days after written notice from the trustee or holders of at least 25% of the outstanding principal amount of the notes as provided in the indenture, provided that this event of default will be remedied, cured or waived without further action upon the part of either the trustee or any of the holders if the default under our other indebtedness is remedied, cured or waived; and

•	specified events relating to the bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

The term “significant subsidiary” has the same meaning as the definition of that term set forth in Rule 1-02 of Regulation S-X as promulgated by the SEC.

Remedies

If an event of default arising from specified events of the bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries occurs, the principal amount of all outstanding notes will become due and payable immediately, without further action or notice on the part of the holders of the notes or the trustee. If any other event of default with respect to the notes occurs, the trustee or the holders of not less than 25% in principal amount of outstanding notes may declare the principal amount of the notes to be due and payable immediately, by a notice in writing to us, and to the trustee if given by holders. Upon that declaration the principal amount of the notes will become immediately due and payable. However, at any time after a declaration has been made or the notes have otherwise become due and payable, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding notes may, subject to conditions specified in the indenture, rescind and annul that declaration or acceleration and its consequences.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default then exists, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at your request, order or direction, unless you have offered to the trustee reasonable security or indemnity. Subject to the provisions for the security or indemnification of the trustee and otherwise in accordance with the conditions specified in the indenture, the holders of a majority in principal amount of outstanding notes have the right to direct the time, method and place of conducting any proceeding for and remedy available to the trustee, or exercising any trust or power conferred on the trustee in connection with the notes.

Notice of Default

The trustee will, within 90 days after the occurrence of an event of default with respect to the notes, mail to the holders of the notes notice of such event of default, unless such event of default has been cured or waived. However, the Trust Indenture Act and the indenture currently permit the trustee to withhold notices of events of default (except for certain payment defaults) if the trustee in good faith determines the withholding of such notices to be in the interests of the holders.

We will furnish the trustee with an annual statement as to our compliance with the conditions and covenants in the indenture.

Legal Proceedings and Enforcement of Right of Payment

You will not have any right to institute any proceeding in connection with the indenture or for any remedy under the indenture, unless you have previously given to the trustee written notice of a continuing event of default with respect to the notes. In addition, the holders of at least 25% in principal amount of the outstanding notes must have made written request, and offered reasonable indemnity, to the trustee to institute that proceeding as trustee, and, within 60 days following the receipt of that notice, the trustee must not have received from the holders of a majority in principal amount of the outstanding notes a direction inconsistent with that request, and must have failed to institute the proceeding. However, you will have an absolute right to receive payment of the principal of and interest on that note at the place, time, rate and in the currency expressed in the indenture and the note and to institute a suit for the enforcement of that payment.

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

We will covenant in the indenture that we will not merge or consolidate with any other person or sell, convey, transfer, or otherwise dispose of all or substantially all of our assets unless:

•

either we are the continuing corporation or the successor person is a corporation or limited liability company organized under the laws of the United States or any state thereof or the District of Columbia and this other person expressly assumes all of our obligations under the indenture and the notes; and

•

we are not, or such successor corporation or limited liability company is not, immediately after such merger, consolidation, sale, conveyance, transfer or other disposition, in default in the performance of any obligations thereunder.

In case of any such consolidation, merger, sale, conveyance (other than by way of lease), transfer or other disposition, and upon any such assumption by the successor corporation or limited liability company, such successor corporation or limited liability company shall succeed to and be substituted for us, with the same effect as if it had been named in the indenture as us and we shall be relieved of any further obligations under the indenture and under the notes.

The indenture does not contain any financial or other similar restrictive covenants.

Modification of Indenture

We may enter into supplemental indentures for the purpose of modifying or amending the indenture with respect to the notes with the consent of holders of at least a majority in aggregate principal amount of the notes. However, the consent of each holder affected is required for any amendment:

•	to change the stated maturity of principal of, or any installment of principal of or interest on, any note,

•	to reduce the rate of or extend the time for payment of interest, if any, on any note or to alter the manner of calculation of interest payable on any note (except as part of any interest rate reset),

•	to reduce the principal amount or premium, if any, on any note,

•	to make the principal of, premium, if any, or interest on any note payable in a different currency,

•	to reduce the percentage in principal amount of the notes, the holders of which are required to consent to any supplemental indenture or to any waiver of any past default or event of default,

•	to change any place of payment where the notes or interest thereon is payable,

•	to impair the right of any holder of the notes to bring a lawsuit for the enforcement of any payment or extend the time or reduce the amount of any payment to any sinking fund, or

•

to modify provisions of the indenture relating to waiver of defaults or amendment of the indenture, except to increase the percentage in principal amount of notes whose holders must consent to an amendment or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected by the modification or waiver.

In addition, we and the trustee with respect to the indenture may enter into supplemental indentures without the consent of the holders of the notes for one or more of the following purposes:

•

to evidence that another corporation or limited liability company has become our successor under the provisions of the indenture relating to consolidations, mergers, and sales of assets and that the successor assumes our covenants, agreements, and obligations in the indenture and in the notes,

•

to add to our covenants further covenants, restrictions, conditions, or provisions for the protection of the holders of the notes, and to make a default in any of these additional covenants, restrictions, conditions, or provisions a default or an event of default under the indenture,

•	to provide for the issuance of securities in coupon form and to provide for the exchangeability of such securities with securities of the same series,

•	to establish the form or terms of securities or coupons,

•

to cure any ambiguity, to correct or supplement any provisions that may be defective or inconsistent with any other provision or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holders of notes, provided that any amendment made solely to conform the provisions of the indenture to the description of the notes contained in this prospectus or other offering document pursuant to which the notes were sold will not be deemed to adversely affect the interests of the holders of the notes,

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect,

•	to add guarantees with respect to the notes, and

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the notes.

Defeasance of Indenture

We have the right to terminate all of our obligations under such covenants for the notes as may be established in the future in accordance with the terms of the indenture and to provide that the events described in the third bullet (as it relates to any covenants referred to in the preceding part of this sentence) and the fourth bullet, in each case under “—Events of Default” above, shall no longer constitute events of default under the indenture at any time after the 91st day following the irrevocable depositing in trust with the trustee of money or U.S. government obligations (or a combination thereof) in an amount sufficient, in the opinion of our board of directors, to pay principal of, premium, if any, and interest, if any, on the notes to their maturity or redemption, as the case may be, and complying with certain other conditions, including delivery to the trustee of an opinion of counsel, to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, we have the right at any time to terminate all of our obligations under the indenture with respect to the notes (other than, among other things (1) your right to receive, solely from the trust fund described below, payments of principal of, and interest on, the notes when due, (2) our obligation to exchange and register transfers of the notes, authenticate and deliver new notes in the case of mutilated, destroyed, lost or stolen notes, cancel surrendered notes, designate and maintain an office where the notes may be presented for payment, transfer and exchange and where notices to us may be served, pay or reimburse the trustee certain compensation or other amounts and indemnify the trustee for certain matters and (3) certain provisions relating to the resignation or removal of the trustee, the return of unclaimed moneys deposited with or paid to the trustee for payments with respect to the notes, and the reinstatement of our obligations under the indenture and the notes under certain circumstances, each as provided in the indenture) on the 91st day following the irrevocable depositing in trust with the trustee of money or U.S. government obligations (or a combination thereof) in an amount sufficient, in the opinion of our board of directors, to pay principal of, premium, if any, and interest, if any, on the notes to their maturity or redemption, as the case may be, and complying with certain other conditions, including delivery to the trustee of either an opinion of counsel or a ruling received from the Internal Revenue Service, to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise, which opinion of counsel is based upon a change in the applicable federal tax law after the date of the indenture.

Miscellaneous Provisions

The indenture provides that any notes for which payment has been deposited or set aside in trust as described under “—Satisfaction and Discharge” below will not be deemed to be “outstanding” in determining whether the holders of the requisite principal amount of the outstanding notes have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of holders for quorum purposes.

We will be entitled to set any day as a record date for the purpose of determining the holders of outstanding notes issued under the indenture entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by holders. If such a record date is set for any action to be taken by holders of notes issued under the indenture, such action may be taken only by persons who are holders of such notes on the record date.

Satisfaction and Discharge

The indenture will generally cease to be of any further effect with respect to the notes, if:

•	we have delivered to the trustee for cancellation all outstanding notes (with certain limited exceptions), or

•

all notes not previously delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee, and we have deposited with the trustee as trust funds the entire amount sufficient to pay all of the outstanding notes,

•	and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

The indenture will be deemed satisfied and discharged when no notes remain outstanding and when we have paid all other sums payable by us under the indenture.

Any monies deposited with or paid to the trustee for payment of principal of, and interest and premium, if any, on, the notes and not applied but remaining unclaimed by the holders of the notes for two years after the date upon which the principal of, and interest and premium, if any, on, the notes, as the case may be, shall have become due and payable, shall be repaid to us by the trustee on written demand. Thereafter, the holder of the notes may look only to us for payment thereof.

Resignation and Removal of the Trustee

The trustee may resign at any time by giving written notice thereof to us. The trustee may also be removed by act of the holders of a majority in principal amount of the then outstanding notes. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the indenture.

Governing Law

The indenture is, and any notes will be, governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

The Depository Trust Company, or “DTC,” which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The new notes will be issued as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the new notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S. A./N. V., as operator of the Euroclear System (“Euroclear”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear, as indirect participants in DTC (“Indirect Participants”), will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants, which we refer to as “Direct Participants”, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s system is also available to others, including both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. However, the information on www.dtcc.com is not a part of this prospectus supplement.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S. A. /N. V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is a Belgian bank. As such, it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

The ownership interest of each actual purchaser of each note (“Beneficial Owner”) will be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from the depositary of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with the depositary are registered in the name of the depositary’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of the depositary. The deposit of the notes with the depositary and their registration in the name of Cede & Co. or such other depositary nominee do not effect any change in beneficial ownership. The depositary has no knowledge of the actual Beneficial Owners of the Securities; the depositary’s records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated notes upon request by or on behalf of the depositary in accordance with customary procedures following the request of a Beneficial Owner seeking to exercise or enforce its rights under such notes. If we determine at any time that the notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for security certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of such securities.

Conveyance of notices and other communications by the depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The depositary will not consent or vote with respect to Securities unless authorized by a Direct Participant in accordance with its procedures.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to issuer or agent. Under such circumstances, in the event that a successor depository is not obtained, the global security certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through the depositary (or a successor securities depository). In that event, the global security certificates will be printed and delivered to the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information and we take no responsibility for the accuracy thereof.

Global Clearance and Settlement Procedures

Initial settlement for the new notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time).

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of new notes. This summary deals only with the new notes purchased in this offering at the price indicated on the front cover of this prospectus and held as capital assets.

This summary does not address tax considerations to special classes of investors including, but not limited to, tax-exempt organizations, tax-deferred or other retirement accounts, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, S corporations, regulated investment companies, real estate investment trusts, brokers, dealers in securities or currencies, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the new notes as a position in a hedging transaction, “straddle,” “constructive sale,” “conversion transaction” or other risk reduction transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the United States, controlled foreign corporations, and passive foreign investment companies. This summary does not discuss any applicable foreign, state or local tax laws, alternative minimum tax considerations, Medicare tax considerations, or estate or gift tax considerations for any holders. Tax consequences may vary depending upon the particular status of an investor.

This section is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations and judicial and administrative authorities, all of which are subject to change, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein.

As used herein, the term “U.S. holder” means a beneficial owner of a new note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The term “non-U.S. holder” means any holder that is neither a U.S. holder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds new notes, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring new notes, you should consult your tax advisor about the U.S. tax consequences of holding and disposing of new notes.

You are urged to consult your own independent tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning and disposing of the new notes, as well as the application of state, local and foreign income and other tax laws.

Tax Consequences to U.S. Holders

Payments of Interest

Stated interest paid on a new note will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes. A portion of the price paid for a new note will be allocable to interest that “accrued” prior to the date the new note is purchased (the “Pre-issuance Accrued Interest”). We intend to take the position that, on the first interest payment date, a portion of the interest received by you in an amount equal to the Pre-issuance Accrued Interest will be treated as a return of the Pre-issuance Accrued Interest and not as a payment of interest on the new note. Amounts treated as a return of Pre-issuance Accrued Interest should not be taxable to you when received but should reduce your tax basis in the new note by a corresponding amount.

New Note Premium

If your tax basis in a new note (excluding any basis attributable to Pre-issuance Accrued Interest) exceeds the stated principal amount of the new note, the excess generally will constitute amortizable bond premium. Generally, you may elect to deduct the yearly portion of the amortizable bond premium allocable against your interest income on the new notes, determined in accordance with a “constant yield method.” However, because the new notes may be redeemed by us prior to maturity at a premium, special rules may apply to reduce or eliminate the amount of amortizable bond premium that you may amortize with respect to a new note. The application of these rules to a debt instrument with a “make-whole” redemption feature, such as the new notes, is unclear. You should consult your tax advisor about these special rules, including whether it would be advisable to elect to treat all interest on the new notes as original issue discount, in which case you would not be subject to these special rules.

Your tax basis in the new notes will be decreased by the amount of amortizable bond premium allowable as a deduction each year. This election to deduct amortizable bond premium applies to all taxable bonds held during or after the taxable year for which the election is made, and can be revoked only with the consent of the IRS.

Sale, Exchange or Disposition of the New Notes

You generally will recognize gain or loss upon the sale, exchange or disposition (including a redemption or retirement) of a new note equal to the difference between the amount realized on the sale, exchange or disposition and your basis in the new note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest (including any Pre-issuance Accrued Interest) are treated as interest as described under “—Payments of Interest” above. Your tax basis in a new note generally will be equal to the cost of the new note decreased by (i) the amount of Pre-issuance Accrued Interest returned to you and (ii) any amortizable bond premium previously amortized.

Gain or loss realized on the sale, exchange or disposition of a new note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or disposition the new note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. holders may be subject to reduced tax rates. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS in connection with payments on the new notes and the proceeds from a sale or other disposition of the new notes. You will be subject to backup withholding on these payments if you fail to provide your taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax and the amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

Payments of Interest

Subject to the discussion below concerning backup withholding, U.S. federal withholding tax will not apply to any payment of principal or interest on the new notes if you are a non-U.S. holder, provided that in the case of interest:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership; and

•

(a) you provide your name, address and certain other information on an IRS Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

If you cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax unless a tax treaty applies or the interest payments are effectively connected with the conduct of a U.S. trade or business. If a tax treaty applies to you, you may be eligible for a reduction of or exemption from U.S. federal withholding tax. To claim any exemption from or reduction in the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN claiming a reduction of or an exemption from withholding tax under an applicable tax treaty.

Interest payments that are effectively connected with the conduct of a trade or business by you within the United States (and, where an applicable tax treaty so provides, are also attributable to a U.S. permanent establishment maintained by you) are not subject to the U.S. federal withholding tax (provided that you provide a properly executed IRS Form W-8ECI stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States), but instead are subject to U.S. federal income tax, as described below.

If you are engaged in a trade or business in the United States (and, if a tax treaty applies, you maintain a permanent establishment within the United States) and interest on the new notes, including interest received on redemption or retirement, is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment), you will be subject to U.S. federal income tax (but not U.S. withholding tax, assuming a properly executed Form W-8ECI is provided) on such interest on a net income basis in generally the same manner as if you were a U.S. person. In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Disposition of New Notes

Any gain or income (not including any amounts attributable to interest, which will be treated as described above) realized on the disposition of a new note (including a redemption or retirement) will generally not be subject to U.S. federal income tax if you are a non-U.S. holder unless:

•

such gain or income is effectively connected with your conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by you); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder any interest that is paid to you. Copies of these information returns also may be made available to the tax authorities of the country in which you reside under the provisions of various treaties or agreements for the exchange of information.

Unless you are an exempt recipient, interest payments on the new notes and the proceeds received from a disposition (including a redemption or retirement) of new notes may be subject to additional information reporting and may also be subject to U.S. federal backup withholding at the applicable rate if you fail to comply with applicable U.S. information reporting or certification requirements. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules will be refunded or credited against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

The preceding discussion of the material U.S. federal income tax consequences is general information only and is not tax advice. Accordingly, you should consult your own tax advisor as to the particular tax consequences to you of purchasing, holding or disposing of new notes, including the applicability and effect of any state, local or non-U.S. tax laws, and of any changes or proposed changes in applicable law.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The following discussion was not intended or written to be used, and cannot be used, for the purpose of avoiding United States federal tax penalties. This discussion was written in connection with the promotion or marketing of the notes.

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by plans that are subject to Section 4975 of the Code or by persons whose underlying assets are considered to include “plan assets” of such plans (each, an “ERISA Plan”). Certain benefit plans may be subject to federal, state, local, non-U.S. or other laws that are similar to such provisions of ERISA or Section 4975 of the Code (collectively, “Similar Laws”) and, accordingly, may be subject to similar risks (together with ERISA Plans, “Plans”).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging, directly and in certain cases, indirectly, in specified transactions involving plan assets with persons who are “parties in interest” (as defined in ERISA) or “disqualified persons” (as defined in Section 4975 of the Code), unless an exemption applies. A non-exempt prohibited transaction may have to be rescinded, and a fiduciary of an ERISA Plan that permits such a transaction may be subject to penalties and liabilities under ERISA and the Code.

The Company and any of its affiliates may each be a party in interest or disqualified person with respect to ERISA Plans from time to time, and the extension of credit is a transaction to which Section 406 of ERISA and Section 4975 of the Code may apply, unless a statutory, class or individual prohibited transaction exemption applies.

In this regard, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code exempt the involvement of the assets of an ERISA Plan in connection with the sale or exchange of property with, the lending of money or other extension of credit with, or the transfer of plan assets to, or the use of plan assets by or for the benefit of, a person who is a party in interest or disqualified person if: (i) such person is a party in interest or disqualified person solely by reason of providing services to the ERISA Plan or by reason of certain relationships to such a service provider and is not a fiduciary (including by reason of rendering investment advice) with respect to the investment of plan assets involved in the transaction and (ii) the ERISA Plan pays no more and receives no less than adequate consideration (as defined in such Sections).

In addition, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition of the notes. These class exemptions include, without limitation, PTCE 84-14 (relating to transactions determined by independent qualified professional asset managers), PTCE 90-1 (relating to transactions involving insurance company pooled separate accounts), PTCE 91-38 (relating to transactions involving bank collective investment funds), PTCE 95-60 (relating to transactions involving life insurance company general accounts) and PTCE 96-23 (relating to transactions determined by in-house asset managers). A purchaser of any notes should be aware that there can be no assurance that all of the conditions of any such exemptions will be satisfied and that the scope of the exemptive relief provided by any such exemption might not cover all acts which might be construed as prohibited transactions.

Accordingly, the notes should not be purchased or held by any Plan unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Representation

By acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that either: (i) no portion of the assets used by such purchaser or transferee to acquire or hold the note constitutes assets of any Plan or (ii) the purchase and holding of the note by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a similar violation under any applicable Similar Laws.

The preceding discussion is general in nature and is not intended to be all-inclusive. Fiduciaries or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan should consult with their counsel regarding the potential applicability of ERISA, the Code and any Similar Laws to such investment, including the applicability of any exemption thereto. Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary and prohibited transaction rules of ERISA, the Code and any Similar Laws. The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and UBS Securities LLC are joint book-running managers and are acting as representatives for the underwriters named below.

Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase from us, and we have agreed to sell, the principal amount of new notes listed opposite their names below at the public offering price less the underwriting discount set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of New Notes
Credit Suisse Securities (USA) LLC	$87,500,000
Deutsche Bank Securities Inc.	87,500,000
Goldman, Sachs & Co.	87,500,000
UBS Securities LLC	87,500,000

Total	$350,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the new notes offered hereby are subject to certain conditions and that the underwriters will purchase all of the new notes offered by this prospectus supplement if any of these new notes are purchased.

We have been advised by the underwriters that the underwriters propose to offer the new notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the new notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the new notes to certain other dealers. After the initial public offering, the underwriters may change the offering price and other selling terms. The offering of the new notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our share of total expenses of this offering, excluding the underwriting discount, will be less than $1 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters currently make a market in the existing notes and have advised us that they currently intend to make a market in the new notes, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active trading market for the notes will continue. If an active trading market for the notes does not continue, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the new notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby that the underwriters will engage in any of those transactions or of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such particular underwriter in stabilizing or short covering transactions. The underwriters will not be required to engage in these activities, and if they engage in these activities, they may end any of these activities at any time without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, investment research, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. Certain underwriters in this offering have participated in the prior offerings of our outstanding notes and Class A Common Stock. Affiliates of the underwriters in this offering are also lenders under our revolving credit facilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments, and may enter into other business arrangements with us or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the new notes which are the subject of the offering contemplated by this Prospectus to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such new notes to the public in the Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the Company for any such offer; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of new notes referred to in (a) through (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any new notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the new notes to be offered so as to enable an investor to decide to purchase or subscribe for the new notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the new notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the new notes in, from or otherwise involving the United Kingdom.

Hong Kong

The new notes may not be offered or sold by means of any document other than: (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the new notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to new notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The new notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any new notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the new notes may not be circulated or distributed, nor may the new notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the new notes are subscribed or purchased under Section 275 by a relevant person which is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the new notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York will pass upon the validity of the new notes on behalf of Genworth. Certain legal matters will be passed upon for the underwriters by Davis Polk  & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and related financial statement schedules for Genworth Financial, Inc. as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports covering the December 31, 2011 and 2010 consolidated financial statements and related financial statement schedules included in our Annual Report on Form 10-K for the year ended December 31, 2011 refer to a change in the method of accounting for embedded credit derivatives and variable interest entities in 2010 and for other-than-temporary impairments in 2009.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.genworth.com. However, the information on our website is not a part of this prospectus supplement. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

This prospectus supplement is part of a registration statement that we filed with the SEC under the Securities Act of 1933, as amended. The registration statement, including the attached exhibits, contains additional information about us. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2011;

•

Our Definitive Proxy Statement on Schedule 14A filed on April 4, 2011, but only to the extent that such information was incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Leon E. Roday, Senior Vice President, General Counsel and Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230, Telephone No. (804) 281-6000.

PROSPECTUS

GENWORTH FINANCIAL, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

RIGHTS

UNITS

We may from time to time offer to sell our debt securities, common stock or preferred stock, either separately or represented by warrants or rights, as well as units that include any of these securities or securities of other entities. The debt securities may consist of debentures, notes or other types of debt. Our Class A Common Stock is listed on the New York Stock Exchange and trades under the ticker symbol “GNW.” The debt securities, preferred stock, warrants, rights and units may be convertible or exercisable or exchangeable for common stock or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 6620 West Broad Street, Richmond, Virginia 23230. Our telephone number is (804) 281-6000.

Investing in these securities involves risks. See “Item 1A—Risk Factors” beginning on page 49 of our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2009

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to “we,” “us” and “our” are to Genworth Financial, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.genworth.com. However, the information on our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statements contain additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases

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supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2008;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2009;

•	Our Current Reports on Form 8-K filed on February 13, May 18 (only with respect to Item 5.02 and Exhibit 10.1 of Item 9.01), July 10 and August 20, 2009;

•	The description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on May 24, 2004;

•	The description of our Series A Cumulative Preferred Stock contained in our Registration Statement on Form 8-A filed on May 24, 2004; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Leon E. Roday, Senior Vice President, General Counsel and Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230, Telephone No. (804) 281-6000.

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USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities, common stock, preferred stock, warrants, rights or units that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, the funding of our insurance operations, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries, financing possible acquisitions and redeeming outstanding securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, common stock, preferred stock, warrants, rights or units that may be offered under this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference.

PLAN OF DISTRIBUTION

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements and related financial statement schedules for Genworth Financial, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated herein and upon the authority of said firm as experts in accounting and auditing. The reports with respect to the consolidated financial statements and schedules refer to a change in the method of accounting for deferred acquisition costs in connection with modifications or exchanges of insurance contracts in 2007, and share-based payments and pension and other postretirement plan obligations in 2006.

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$350,000,000

Genworth Financial, Inc.

7.625% Senior Notes due 2021

PROSPECTUS SUPPLEMENT

March 8, 2012

Joint Book-Running Managers

Credit Suisse

Deutsche Bank Securities

Goldman, Sachs & Co.

UBS Investment Bank